Exhibit 10.26

STOCK RESTRICTION AGREEMENT

THIS STOCK RESTRICTION AGREEMENT is entered into as of November 7, 2002, by and among NBT Technology, Inc., a Delaware corporation (the “Company”), Jerry Kennelly (“Kennelly”) and Kennelly Partners, L.P. (the “Stockholder”).

RECITALS

WHEREAS, the Company and the Stockholder entered into that certain Stock Purchase Agreement dated as of May 23, 2002 (the “Stock Purchase Agreement”) pursuant to which the Stockholder purchased five million (5,000,000) shares of Common Stock of the Company (the “Purchased Shares”) at $0.001 per Share (the “Purchase Price”) for an aggregate purchase price of five thousand dollars ($5,000.00); and

WHEREAS, pursuant to the Stock Purchase Agreement, the Purchased Shares were fully vested and not subject to repurchase by the Company; and

WHEREAS, in order to induce certain investors to purchase shares of Series A Preferred Stock of the Company, the Stockholder hereby agrees to the imposition of contractual restrictions with respect to the Purchased Shares, and the Stockholder and the Company hereby agree that this Agreement shall govern the right of the Company to repurchase the Purchased Shares under the circumstances specified herein; and

WHEREAS, capitalized terms not defined above are defined in Section 9 of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

SECTION 1. RIGHT OF REPURCHASE.

(a) Scope of Repurchase Right. Until they vest in accordance with Subsection (b) below, the Purchased Shares shall be Restricted Shares and shall be subject to the Company’s Right of Repurchase. The Company, however, may decline to exercise its Right of Repurchase or may exercise its Right of Repurchase with respect to a portion of the Restricted Shares. The Company may exercise its Right of Repurchase only during the Repurchase Period following the termination of Kennelly’s Service. The Right of Repurchase may be exercised automatically under Subsection (d) below. If the Right of Repurchase is exercised, the Company shall pay the Stockholder an amount equal to the Purchase Price for each of the Restricted Shares being repurchased.

(b) Lapse of Repurchase Right. The Right of Repurchase shall lapse with respect to the first 25% of the Purchased Shares when Kennelly completes 12 months of continuous Service after the Vesting Commencement Date. The Right of Repurchase shall lapse with respect to an additional 2.0833% of the Purchased Shares when Kennelly completes each month of continuous Service thereafter. In addition, provided that Kennelly continues Service with the Company, the Right of Repurchase shall lapse on an accelerated basis as set forth below:

(i) If Kennelly dies or his Service is terminated by the Company without Cause within the first 12 months of Service measured from the Vesting Commencement Date, then the Right of Repurchase shall lapse with respect to 25% of the Purchased Shares.

(ii) If the Company is subject to a Change in Control, then the Right of Repurchase shall lapse with respect to an additional 25% of the Purchased Shares and the remaining Restricted Shares shall continue to vest in monthly installments as set forth under Section 1(b) above.

(iii) If Kennelly is subject to an Involuntary Termination within 12 months following such Change in Control, then in addition to the acceleration set forth under subsection (ii) above, the Right of Repurchase shall lapse with respect to an additional 25% of the Purchased Shares.

(c) Escrow. Upon execution of this Agreement, the certificate(s) for Restricted Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any additional or exchanged securities or other property described in Subsection (f) below shall immediately be delivered to the Company to be held in escrow. All ordinary cash dividends on Restricted Shares (or on other securities held in escrow) shall be paid directly to the Stockholder and shall not be held in escrow. Restricted Shares, together with any other assets held in escrow under this Agreement, shall be (i) surrendered to the Company for repurchase upon exercise of the Right of Repurchase or the Right of First Refusal or (ii) released to the Stockholder upon request to the extent that the Purchased Shares have ceased to be Restricted Shares (but not more frequently than once every six months). In any event, all Purchased Shares that have ceased to be Restricted Shares, together with any other vested assets held in escrow under this Agreement, shall be released within 180 days after the earlier of (i) the termination of Kennelly’s Service or (ii) the lapse of the Right of First Refusal.

(d) Exercise of Repurchase Right. The Company shall be deemed to have exercised its Right of Repurchase automatically for all Restricted Shares as of the commencement of the Repurchase Period, unless the Company during the Repurchase Period notifies the holder of the Restricted Shares pursuant to Section 6 that it will not exercise its Right of Repurchase for some or all of the Restricted Shares. During the Repurchase Period, the Company shall pay to the holder of the Restricted Shares the purchase price determined under Subsection (a) above for the Restricted Shares being repurchased. Payment shall be made in cash or cash equivalents and/or by canceling indebtedness to the Company incurred by the Stockholder in the purchase of the Restricted Shares. The certificate(s) representing the Restricted Shares being repurchased shall be delivered to the Company properly endorsed for transfer.

(e) Termination of Rights as Stockholder. If the Right of Repurchase is exercised in accordance with this Section 1 and the Company makes available the consideration for the Restricted Shares being repurchased, then the person from whom the Restricted Shares are repurchased shall no longer have any rights as a holder of the Restricted Shares (other than the right to receive payment of such consideration). Such Restricted Shares shall be deemed to have been repurchased pursuant to this Section 1, whether or not the certificate(s) for such Restricted Shares have been delivered to the Company or the consideration for such Restricted Shares has been accepted.

(f) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Restricted Shares shall immediately be subject to the Right of Repurchase. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Restricted Shares. Appropriate adjustments shall also be made to the price per share to be paid upon the exercise of the Right of Repurchase, provided that the aggregate purchase price payable for the Restricted Shares shall remain the same. In the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, the Right of Repurchase may be exercised by the Company’s successor.

(g) Transfer of Restricted Shares. The Stockholder shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares without the Company’s written consent, except as provided in the following sentence. The Stockholder may transfer Restricted Shares to one or more members of Kennelly’s Immediate Family or to a trust established by the Stockholder or Kennelly for the benefit of Kennelly and/or one or more members of Kennelly’s Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Stockholder transfers any Restricted Shares, then this Agreement shall apply to the Transferee to the same extent as to the Stockholder.

(h) Assignment of Repurchase Right. The Board of Directors may freely assign the Company’s Right of Repurchase, in whole or in part. Any person who accepts an assignment of the Right of Repurchase from the Company shall assume all of the Company’s rights and obligations under this Section 1.

SECTION 2. SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Stockholder and the Stockholder’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 3. NO RETENTION RIGHTS.

Nothing in this Agreement shall confer upon Kennelly any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Kennelly) or of Kennelly, which rights are hereby expressly reserved by each, to terminate his Service at any time and for any reason, with or without cause.

SECTION 4. TAX ELECTION.

The imposition of the Right of Repurchase under this Agreement may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code Section 83(b). Such election may be filed only within 30 days after the date of this Agreement. The form for making the Code Section 83(b) election is attached to this Agreement as Exhibit I. Kennelly should consult with his tax advisor to determine the tax consequences of executing this Agreement and the advantages and disadvantages of filing the Code Section 83(b) election. Kennelly acknowledges that it is his sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if Kennelly requests the Company or its representatives to make this filing on his behalf.

SECTION 5. LEGEND.

All certificates evidencing Restricted Shares shall bear the following legend (in addition to any legend(s) required by the Stock Purchase Agreement or applicable law):

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

SECTION 6. NOTICE.

Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to Kennelly or the Stockholder at the address most recently provided to the Company in accordance with this Section 6.

SECTION 7. ENTIRE AGREEMENT.

This Agreement and the Stock Purchase Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. Except as otherwise set forth herein, the terms and conditions of the Stock Purchase Agreement shall continue in full force and effect.

SECTION 8. CHOICE OF LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 9. DEFINITIONS.

(a) “Agreement” shall mean this Stock Restriction Agreement.

(b) “Cause” shall mean:

(i) Kennelly’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company

(ii) Kennelly committing any act of dishonesty, fraud or misrepresentation that is materially injurious to the Company or its affiliates;

(iii) An unauthorized use or disclosure by Kennelly of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(iv) A deliberate and material failure by Kennelly to comply with the Company’s written policies or rules as they pertain to the performance of his duties;

(v) Kennelly’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(vi) Kennelly’s gross misconduct; or

(vii) A continued failure by Kennelly to perform assigned duties after receiving written notification of such failure from the Board of Directors, provided that such duties are those customarily performed by Kennelly, and provided further that this clause (vii) shall not be satisfied solely due to the Board of Directors’ dissatisfaction with the quality of the services provided by Kennelly.

(c) “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation. Additionally, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(f) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(g) “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law or sister-in-law and shall include adoptive relationships.

(h) “Involuntary Termination” shall mean the termination of Kennelly’s Service by reason of:

(i) The involuntary discharge of Kennelly by the Company (or the Parent or Subsidiary employing him) for reasons other than Cause; or

(ii) The voluntary resignation of Kennelly following (A) a change in Kennelly’s position with the Company (or the Parent or Subsidiary employing him) that materially reduces his level of authority or responsibility, (B) a reduction in Kennelly’s base salary by more than 10% (unless such reduction affects all similarly situated employees of the Company in an equal manner) or (C) receipt of notice that Kennelly’s principal workplace will be relocated more than 35 miles.

(i) “Outside Director” shall mean a member of the Company’s Board of Directors who is not an Employee.

(j) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(k) “Repurchase Period” shall mean a period of 180 consecutive days commencing on the date Kennelly’s Service terminates for any reason, including (without limitation) death or disability.

(l) “Restricted Share” shall mean a Purchased Share that is subject to the Right of Repurchase.

(m) “Right of First Refusal” shall mean the Company’s right of first refusal described in the Stock Purchase Agreement or the First Refusal and Co-Sale Agreement dated November 7, 2002, whichever is applicable.

(n) “Right of Repurchase” shall mean the Company’s right of repurchase described in Section 1.

(o) “Service” shall mean service as an Employee or Consultant.

(p) “Share” shall mean one share of Stock.

(q) “Stock” shall mean the Common Stock of the Company, with a par value of $0.0001 per Share.

(r) “Subsidiary” shall mean any corporation (other than the Company) in an If unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s) “Transferee” shall mean any person to whom the Stockholder has directly or indirectly transferred a Purchased Share.

(t) “Vesting Commencement Date” shall mean May 1, 2002.

IN WITNESS WHEREOF, each of the parties has executed this Stock Restriction Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

NBT TECHNOLOGY, INC.

By:	/s/ Steven McCanne
Name:	Steve McCanne
Title:	CTO

Address:
139 Townsend Street, 3rd Floor
San Francisco, CA 94107

/s/ Jerry Kennelly
Jerry Kennelly

Address:

STOCKHOLDER:

/s/ Jerry Kennelly
Kennelly Partners, L.P.

Address:

EXHIBIT I

SECTION 83(b) ELECTION

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

(1)	The taxpayer who performed the services is:

Name: Jerry Kennelly

Address:

Social Security No.:

(2)	The property with respect to which the election is made is shares of the common stock of NBT Technology, Inc.

(3)	The property was transferred on November , 2002.

(4)	The taxable year for which the election is made is the calendar year 2002.

(5)	The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer’s service with the issuer is terminated. The issuer’s repurchase right lapses in a series of installments over a four-year period ending on May 1, 2006.

(6)	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction that, by its terms, will never lapse) is $ per, share.

(7)	The amount paid for such property is $ per share.

(8)	A copy of this statement was furnished to NBT Technology, Inc., for whom taxpayer rendered the services underlying the transfer of such property.

(9)	This statement is executed on November , 2002.

Signature of Spouse (if any)	Signature of Taxpayer

Within 30 days after executing the Stock Restriction Agreement, this election must be filed with the Internal Revenue Service Center where Kennelly files his federal income tax returns. The filing should be made by registered or certified mail, return receipt requested. Kennelly must (a) file a copy of the completed form with his federal tax return for the current tax year and (b) deliver an additional copy to the Company.